EXHIBIT 99.1

News Release

SuperGen Reports 2011 Second Quarter Financial Results

Dacogen Royalty Revenue Increases 18% from Prior Year
Ends Second Quarter with Nearly $129 Million in Cash & Marketable Securities

DUBLIN, Calif., August 3, 2011 — SuperGen, Inc. (NASDAQ: SUPG) today reported financial results for the second quarter ended June 30, 2011.  The Company reported net income for the 2011 second quarter of $903,000, or $0.01 per basic and diluted share, compared with $961,000, or $0.02 per basic and diluted share, for the same prior year period. The Company reported net income for the six months ended June 30, 2011 of $6.4 million, or $0.11 per basic and $0.10 per diluted share, compared with a net income of $5.6 million, or $0.09 per basic and diluted share, for the same prior year period.

“We are pleased with our second quarter financial results.  We reported another quarter of profitability and ended the quarter with approximately $129 million in cash, cash equivalents and current and non-current marketable securities.  In July 2011, we completed the acquisition of Astex Therapeutics Limited and our partners, Eisai and Johnson & Johnson, submitted regulatory filings in the US and Europe seeking approval of Dacogen® (decitabine) for Injection in the treatment of acute myeloid leukemia (AML),” said James S.J. Manuso, Ph.D., chairman and chief executive officer of SuperGen. “As part of the process of merging SuperGen and Astex assets, projects and people to become Astex Pharmaceuticals, Inc., we are targeting to exit the Salt Lake City and Pleasanton research hubs by year end.  Thereafter, we anticipate all research will be conducted in our Cambridge, UK facility and all clinical and regulatory development functions will continue to be located in our Dublin, California headquarters. Taking into account all estimated one-time charges and incremental recurring future non-cash charges attendant with the acquisition of Astex, we expect to operate the Company on a cash flow neutral basis for the second half of 2011, after giving effect to a portfolio rationalization now underway.”

Total revenues for the 2011 second quarter were $11.7 million compared with $9.9 million for the same prior year period.  Total revenues for the 2011 second quarter include royalty revenue of $11.5 million compared with $9.8 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Corporation of North America in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen.  The Company generally recognizes royalty revenue when it is received.  Total revenues for the 2011 second quarter also include development and license revenue of $127,000 compared to a similar amount for the same prior year period.  Development and license revenue represents the amortization of deferred revenue relating to payments received pursuant to the collaborative research and license arrangement entered into with GlaxoSmithKline (GSK) during October 2009.

Excluding gain on sale of products, total operating expenses for the 2011 second quarter were $11.5 million, compared with $9.7 million for the same prior year period.  The primary reasons for the increase in total operating expenses for the 2011 second quarter were higher research and development expenses due to increased activities for product development and clinical trial programs associated with SGI-110, incremental transaction costs associated with the acquisition of Astex Therapeutics, and an increase in stock-based compensation expense.  Approximately $1.3 million of additional expenses associated with the acquisition were charged to general and administrative expenses during the 2011 second quarter.  Stock-based compensation expense, a non-cash expense that is included in operating expenses, was $744,000 for the 2011 second quarter, compared with $488,000 for the same prior year period.

The gain on sale of products for the 2011 second quarter was $700,000 compared with a similar amount for the same prior year period.  The gain on sale of products relates to the receipt of additional contractual payments resulting from the 2007 sale of the worldwide rights for Nipent® (pentostatin for injection) to Mayne Pharma (acquired by Hospira, Inc. in February 2007).

Total revenues for the six months ended June 30, 2011 were $28.8 million compared with $24.3 million for the same prior year period.  Total revenues for the six months ended June 30, 2011 include royalty revenue of $28.5 million compared with $24.1 million for the same prior year period.  Total revenues for the six months ended June 30, 2011 also include development and license revenue of $254,000 compared with a similar amount for the same prior year period.  Development and license revenue represents amortization of deferred revenue relating to payments received pursuant to the collaborative research and license arrangement entered into with GSK during October 2009.

Excluding gain on sale of products, total operating expenses for the six months ended June 30, 2011 were $23.1 million compared with $19.5 million for the same prior year period.  The primary reasons for the increase in total operating expenses for the six months ended June 30, 2011 were higher research and development expenses due to increased activities for product development and clinical trial programs associated with SGI-110, incremental transaction costs associated with the acquisition of Astex Therapeutics, and an increase in stock-based compensation expense.  Approximately $2.6 million of additional expenses associated with the acquisition were charged to general and administrative expenses for the six months ended June 30, 2011.  Stock-based compensation expense, a non-cash expense that is included in operating expenses, was $1.5 million for the six months ended June 30, 2011, compared with $735,000 for the same prior year period.

As of June 30, 2011, the Company had approximately $128.6 million in unrestricted cash, cash equivalents and current and non-current marketable securities compared to $129.5 million at March 31, 2011.

2011 Revised Annual Financial Guidance (Post Closing)

Following completion of the acquisition of Astex Therapeutics Limited on July 20, 2011, the financial guidance for 2011 has been updated to reflect the anticipated operational forecasts of the combined entities post closing.  The revised financial guidance includes one-time charges relating to estimated severance costs associated with merging the combined operations, estimated contract termination costs, and transaction costs associated with the acquisition pre- and post closing.  In addition, non-cash charges influenced by or directly related to the acquisition have also been estimated and included in the revised 2011 financial guidance.  A summary of one-time charges and non-recurring costs are presented below the 2011 revised annual financial guidance.  The financial guidance for the second half of 2011 forecasts the combined entity may operate at or near cash flow neutral.

Table Representing Updated Financial Guidance for 2011 (Post Closing)

	2011 Revised Annual Financial Guidance
(In $000’s, except income (loss) per share)	First Half Actual	Second Half Guidance	Combined

Revenues:
Royalty revenue	$28,510	$28,990	$57,500
Development and license revenue	254	6,246	6,500
Total revenues	28,764	35,236	64,000

Operating expenses:
Research & development	15,985	34,015	50,000
General & administrative	7,152	9,848	17,000
Gain on sale of products	(700)	—	(700)
Total operating expenses	22,437	43,863	66,300

Income (loss) from operations	6,327	(8,627)	(2,300)
Other, net	66	534	600
Net Income (loss)	$6,393	$(8,093)	$(1,700)

Net income (loss) per basic and diluted shares	$0.11	$(0.09)	$(0.02)

Weighted average shares outstanding	60,382	93,000	77,000

Summary of Estimated Various One-Time and Recurring Non-Cash Items

One-time acquisition related expenses:
Transaction related costs	$2,566	1,434	$4,000
Severance and other expenses	$—	1,200	$1,200
	$2,566	$2,634	$5,200

Non-cash items (recurring):
Stock-based compensation expense	$1,455	1,345	$2,800
Depreciation expense	$576	824	$1,400
Amortization of acquisition based intangibles	$—	3,600	$3,600
Accretion of deferred consideration obligation	$—	500	$500
	$2,031	$6,269	$8,300

Summary of Estimated Net Decrease in Personnel

	At Closing	Net Decrease	Year-end

Personnel	184	(44)	140

Conference Call Information

SuperGen will host a conference call to discuss the 2011 second quarter financial results today at 6:00 a.m. PT / 9:00 a.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s website at http://www.supergen.com.  A webcast replay of the conference call will be available for 30 days.

About SuperGen

SuperGen is a pharmaceutical company dedicated to discovery and development of novel cancer therapeutics in epigenetic and cell signaling modulation.  The Company develops products through biochemical and clinical proof of concept to partner for further development and commercialization.  On April 6, 2011, SuperGen entered into a definitive merger agreement to acquire Astex Therapeutics Limited, a UK-based biotechnology company. The transaction closed on July 20, 2011.  For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include, but are not limited to, statements regarding the expectations regarding the anticipated generation of shareholder value as a result of the acquisition of Astex Therapeutics Limited; the expected expansion of the Company’s pipeline of products as a result of the acquisition; the expectations about the timing and costs of exiting our Salt Lake City and Pleasanton research facilities and our ability to fully transition our research facilities to Cambridge; the expectations regarding our clinical trials; progress of our collaboration with GSK;  the sufficiency of our operating cash to fund our development initiatives this year and thereafter; expectations about increases in royalty revenue; expectations regarding research and development expenses and general and administrative expenses; expectations regarding development and license revenue, and gains from sales of products from the previous sale of our commercial business; estimates of 2011 net income; estimates of non-cash stock-based compensation and other non-cash items; and expectations regarding Eisai’s and Johnson & Johnson’s plans for Dacogen.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to: the ability of Eisai and Johnson & Johnson to generate global sales of Dacogen; risks and uncertainties related to the achievement of developmental milestones with respect to the compounds in development; the research and development of amuvatinib and SGI-110; the decision by GSK and other strategic partners whether or not to license and then develop and commercialize the products that are the subject of our collaboration with them and whether any of those products will be commercially successful; the outcome of Eisai’s and Johnson & Johnson’s examination of Dacogen clinical trial data and the submission of US and European regulatory filings; and the risks and uncertainties associated with the post-transaction company.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials, obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, if our partnerships and collaborations with other parties are not successful, or if the introductions of new products are delayed, for any reason, including regulatory delay.  References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”) including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Timothy L. Enns	Susanna Chau
SuperGen, Inc.	SuperGen, Inc.
Senior Vice President	Manager
Corporate Communications & Business Dev.	Investor Relations
Tel: (925) 560-2810	Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail: schau@supergen.com

Alan Roemer	Michael Ares
The Trout Group	Fleishman-Hillard
Managing Director	Senior Vice President
Tel: (646) 378-2945	Tel: (404) 739-0133
E-mail: aroemer@troutgroup.com	michael.ares@fleishman.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Revenues:
Royalty revenue	$11,539	$9,764	$28,510	$24,057
Development and license revenue	127	127	254	254
Total revenues	11,666	9,891	28,764	24,311

Operating expenses:
Research and development	7,992	7,269	15,985	14,705
General and administrative	3,532	2,407	7,152	4,768
Gain on sale of products	(700)	(700)	(700)	(700)
Total operating expenses	10,824	8,976	22,437	18,773

Income from operations	842	915	6,327	5,538

Interest income	57	46	106	97
Other income	10	—	10	—
Income before income tax provision	909	961	6,443	5,635

Income tax provision	(6)	—	(50)	—

Net income	$903	$961	$6,393	$5,635
Net income per common share:
Basic	$0.01	$0.02	$0.11	$0.09
Diluted	$0.01	$0.02	$0.10	$0.09
Weighted average shares outstanding:
Basic	60,399	60,293	60,382	60,251
Diluted	61,070	60,770	61,044	60,752

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$30,028	$25,554
Marketable securities	95,129	89,699
Income tax receivable	—	40
Prepaid expenses and other current assets	1,496	1,330
Total current assets	126,653	116,623

Marketable securities, non-current	3,465	5,124
Property, plant and equipment, net	3,857	3,932
Goodwill	731	731
Restricted cash	—	2,134
Other assets	554	554
Total assets	$135,260	$129,098

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,181	$1,198
Accrued compensation	2,663	3,556
Other accrued liabilities	679	773
Deferred revenue	509	509
Deferred rent	14	12
Total current liabilities	6,046	6,048

Deferred rent, non-current	21	9
Deferred revenue, non-current	1,175	1,429
Total liabilities	7,242	7,486

Total stockholders’ equity	128,018	121,612
Total liabilities and stockholders’ equity	$135,260	$129,098